Contact:

Mark Land – Director of Public Relations

(317) 610-2456; (317) 903-6999 (cell)

mark.d.land@cummins.com

For Immediate Release

Jan. 13, 2009

Cummins Announces Further Workforce Reductions in Response to Global Recession; Officers’ Pay Cut by 10 Percent for 2009

COLUMBUS, IND. – Cummins Inc. (NYSE: CMI) announced today that it will reduce its permanent professional workforce worldwide by at least 800 employees by the end of February and freeze salaries for the year.

As part of the latest reductions, the Company will offer a second voluntary retirement package to certain active professional employees in the United States. The remainder of the reductions will result from involuntary terminations from Cummins’ operations around the world.

The Company also will reduce the salaries of its officers by 10 percent for 2009. In addition, Cummins will continue to monitor production volumes at individual manufacturing plants and take whatever actions are necessary as dictated by customer demand for its products.

This is Cummins’ second round of reductions in response to the worsening global economic crisis and its impact on the Company’s markets and sales. In addition to job reductions, Cummins aggressively cut costs, reduced spending in all areas and initiated temporary plant shutdowns, shortened work weeks and extended traditional holiday closing periods during the fourth quarter of 2008.

Combined with its previous actions taken in December, the Company will have reduced its professional workforce by more than 1,400 people or 10 percent. In addition, Cummins will have reduced its hourly workforce by more than 600 and cut approximately 2,500 contingent workers.

 “It is unfortunate that after five straight years of record performance and greatly improved business fundamentals we are being forced to take these difficult actions,” said Tim Solso, Cummins Chairman and Chief Executive Officer. “While these steps are very painful, they are necessary to keep Cummins competitive through this global recession so we can emerge a stronger company when the economy and our markets recover.

“It is our expectation that these workforce reductions will align our cost structure with our projected business levels, and allow us to meet customer requirements and preserve our ability to invest for the future,” Solso said.

About Cummins

Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins serves customers in approximately 190 countries and territories through a network of more than 500 company-owned and independent distributor locations and approximately 5,200 dealer locations. Cummins reported net income of $739 million on sales of $13.05 billion in 2007. Press releases can be found on the Web at www.cummins.com.

Forward-looking disclosure statement

Information provided in this release that is not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the company’s expectations, hopes, beliefs and intentions on strategies regarding the future. It is important to note that the company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in Cummins Securities and Exchange Commission filings.